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                                                                   EXHIBIT 10.96

                        ENTERTAINMENT INTERNATIONAL LTD.
                               7380 SAND LAKE ROAD
                                    SUITE 350
                             ORLANDO, FLORIDA 32819
                                 (407) 351-0011


                                                       Privileged & Confidential


                                                      March 28, 2000


WeBeCD.com, Inc.
25 West 36th Street
10th Floor
New York, New York 10019
Attention:  Robert L. Kelly


Gentlemen:

                  This letter of intent ("Letter of Intent") will confirm the discussions that we have had relating to the contemplated transaction between WeBeCD.com, Inc., a Nevada corporation ("WeBeCD"), and Entertainment International, Limited, a New York corporation ("ENTI"), pursuant to which ENTI shall acquire all of the capital stock of WeBeCD in exchange for shares of the common stock of ENTI (the "Transaction"). This letter embodies our proposal for the Transaction and outlines certain of the terms and conditions upon which the Transaction would be effected.

         1. Structure of Transaction. The Transaction will be structured as a purchase by ENTI of all of the issued and outstanding shares of WeBeCD pursuant to which all of the holders of the shares of WeBeCD's capital stock (and securities convertible into WeBeCD capital stock, including options and warrants issued and to be issued) will receive a to be negotiated number of unregistered shares of the common stock of ENTI, par value $.01 per share (the "ENTI Common Stock") for every one share of WeBeCD common stock owned on the effective date of the Transaction. ENTI represents and warrants that as of the date of this Letter of Intent, the issued and outstanding shares of capital stock of ENTI consists of 69,597,282 shares of ENTI Common Stock and warrants and options to purchase 2,500,000 shares of ENTI Common Stock. In addition,










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WeBeCD.com, Inc.
March 28, 2000
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WeBeCD represents and warrants that as of the date of this Letter of Intent, the issued and outstanding shares of capital stock of WeBeCD consists of ____ shares of Common Stock, par value $____ per share, and warrants and options to purchase ____ shares of WeBeCD common stock.

         2. Conditions to Closing. The closing of the Transaction is subject to the satisfaction or waiver of customary conditions including, but not limited to, the following: (a) the negotiation and execution of a definitive stock purchase agreement (the "Stock Purchase Agreement") and related agreements acceptable in form and substance to ENTI and WeBeCD, (b) the completion by ENTI and WeBeCD of a due diligence investigation and the satisfactory results of such investigation to ENTI and WeBeCD in all respects, (c) the receipt of all necessary approvals, consents, waivers and clearances, if any, from governmental authorities and others, (d) the delivery to ENTI of the balance sheet of WeBeCD as of December 31, 1999 and the income statement of WeBeCD for the fiscal year ended December 31, 1999 (the "Financial Statement Date") and the receipt of a "cold comfort letter" confirming the absence of any material adverse change in the respective conditions of ENTI and WeBeCD for the period between the Financial Statement Date and the closing of the Transaction, (e) the approval of the Stock Purchase Agreement and the Transaction by the Board of Directors and stockholders of ENTI and WeBeCD to the extent required by applicable law or regulation, (f) the execution of a voting agreement among Louis J. Pearlman, TransContinental Airlines, Inc. and the management and directors of ENTI (together, the "ENTI Group"), the existing shareholders of WeBeCD (the "WeBeCD Group") and the WeBeCD outside investors (the "Outside Investors"), pursuant to which the Outside Investors, for a period of three years, will agree to vote the shares of ENTI Common Stock they acquire pursuant to the Transaction proportionate to the manner in which the ENTI Group and the WeBeCD Group vote their shares of ENTI Common Stock, and (g) the execution of a registration rights agreement among ENTI, the WeBeCD Group and the WeBeCD Outside Investors, pursuant to which the WeBeCD Group and the WeBeCD Outside Investors shall be granted customary demand and piggyback registration rights with respect to the ENTI Common Stock. In addition, the ENTI Group, the WeBeCd Group and the WeBeCD Outside Investors shall agree to restrict their rights to dispose of their shares of ENTI Common Stock for a period to be mutually agreed upon. The Stock Purchase Agreement shall also contain customary representations and warranties as to ENTI and WeBeCD and the businesses of ENTI and WeBeCD prior to the Closing. The Stock Purchase Agreement shall also contain customary indemnification provisions pursuant to which each of ENTI and WeBeCD will agree to indemnify and hold harmless the other and each of their respective directors, officers, employees and agents from any loss resulting from the breach of any representation, warranty, covenant or agreement contained in the Stock Purchase Agreement










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March 28, 2000
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         3. Licensing and Distribution Agreements. (a) Upon the consummation of the Transaction, the existing business of WeBeCD will be operated as a wholly owned subsidiary of ENTI. WEBeCD will have a working relationship with Trans Continental Records, Inc. ("Trans Continental") and other affiliated music and film labels ("Affiliated Labels") and Louis J. Pearlman will personally use his best efforts to facilitate the remastering of all CD's and/or DVD's of the Affiliated Labels with the technology acquired a result of the Transaction which includes the logo and hyperlink described in Section 3(b), below, including both new releases and existing titles. The remastering costs and design costs would be the responsibility of WeBeCD, while all packaging, replication and normal distribution expenses of the Affiliated Labels shall continue to be the responsibility of the Affiliated Labels.

                  (b) Upon the consummation of the Transaction, Trans Continental and Louis J. Pearlman will use their best efforts to establish WeBeCD as the exclusive merchandise e-tailer on Trans Continental and affiliated artist web sites of CD's, DVD's, hats, t-shirts and accessories at the Affiliated Label Web sites with a "WeBeCD" logo and hyperlink prominently placed at the Affiliated Label Web sites. In addition, ENTI will use its best efforts to enable WeBeCD to have a prominent link and graphic on all CD and DVD releases from the Affiliated Labels. ENTI will also use its best efforts to obtain a nonexclusive right to promote the Affiliated Label's artists and releases on its Web site via the use of the streaming of video, audio and the likeness and images of the Affiliated Labels' artists.

         4. Appointment of Louis J. Pearlman. Upon the consummation of the Transaction, Louis J. Pearlman will remain the Chairman of the Board of Directors of ENTI (the "Board"). The Board shall consist of three (3) nominees from ENTI and three (3) nominees from WeBeCD.

         5. Management of ENTI; Employment Agreements. Upon the consummation of the Transaction, the Management of ENTI shall consist of the following:


Louis J. Pearlman                Chairman of the Board of Directors
Alan Siegel                      President and Chief Operating Officer
Scott Bennett                    Vice President and Secretary
Frank Sicoli                     Vice President
Michael Stewart                  Vice President -- Sales and Marketing


In addition, ENTI will enter into employment agreements with each of the above individuals, such agreements to be substantially in the form of Exhibit 1 hereto.










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WeBeCD.com, Inc.
March 28, 2000
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         6. ENTI Counsel. Upon the consummation of the Transaction, Baer Marks &
Upham LLP shall remain as corporate counsel to ENTI for three years.

         7. Conduct of Business. (a) During the period from the date hereof through the expiration of this Letter of Intent by its terms as provided in paragraph 12 hereof, WeBeCD and its board of directors agree that: (a) WeBeCD's business will be conducted in the ordinary course of business and in accordance with all applicable laws, rules and regulations (the violation of which would have a material adverse effect on WeBeCD or any significant portion of its business), (b) WeBeCD will not enter into any transaction other than in the ordinary course of business without the prior written approval of ENTI (which approval shall not be unreasonably withheld), (c) pursuant to its current capital raising activities, WeBeCD will not, without the prior written approval of ENTI (which approval shall not be unreasonably withheld), sell any of its common stock at a price below $3 per share (and any such new shares issued by WeBeCD prior to the consummation of the Transaction will have a pari pasu dilutive effect on the post-Transaction capitalization of ENTI); (d) WeBeCD will not pay any dividend or make any similar distribution or redeem, purchase or otherwise acquire, directly or indirectly, any of WeBeCD's outstanding stock; and (e) neither WeBeCD nor its board of directors will take, or permit any of its subsidiaries to take, any action which would, or which might reasonably be expected to, hinder the Transaction or render it less desirable to ENTI.

         (b) During the period from the date hereof through the expiration of this Letter of Intent by its terms as provided in paragraph 12 hereof, ENTI and its board of directors agree that: (a) ENTI's business will be conducted in the ordinary course of business and in accordance with all applicable laws, rules and regulations (the violation of which would have a material adverse effect on ENTI or any significant portion of its business), (b) ENTI will not enter into any transaction other than in the ordinary course of business without the prior written approval of ENTI (which approval shall not be unreasonably withheld),
(c) ENTI will not pay any dividend or make any similar distribution or redeem, purchase or otherwise acquire, directly or indirectly, any of ENTI's outstanding stock; and (d) neither ENTI nor its board of directors will take, or permit any of its subsidiaries to take, any action which would, or which might reasonably be expected to, hinder the Transaction or render it less desirable to WeBeCD.

         8. Due Diligence. (a) Immediately following the execution of this Letter of Intent, and for a period of thirty (30) days thereafter (the "Due Diligence Period"), ENTI and its officers, directors, employees, affiliates, attorneys, accountants, financial advisers, consultants, representatives and agents (collectively, "ENTI Agents") shall be provided reasonable access to undertake a complete investigation of the business, affairs, operations, properties, assets and liabilities of WeBeCD including, but not limited to, a complete examination of all books and records, contractual commitments, obligations and










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assets. The Due Diligence Period can be extended upon the mutual agreement of
ENTI and WeBeCD.

          (b) During the Due Diligence Period, WeBeCD and its officers, directors, employees, affiliates, attorneys, accountants, financial advisers, consultants, representatives and agents (collectively, "WeBeCD Agents") shall be provided reasonable access to undertake a complete investigation of the business, affairs, operations, properties, assets and liabilities of ENTI including, but not limited to, a complete examination of all books and records, contractual commitments, obligations and assets.

         (c) Either party may, in its discretion, require the execution of a confidentiality agreement between ENTI and WeBeCD, in form and substance mutually satisfactory to ENTI and WeBeCD.

         9. Announcements/Disclosure. No public announcements or disclosure to third parties concerning this Letter of Intent or the Transaction shall be made without the prior written approval of ENTI and WeBeCD; provided, however, that ENTI may make public announcements or disclosure to third parties without the prior written approval of WeBeCD to the extent ENTI has concluded in its reasonable discretion after consultation with counsel for WeBeCD that disclosure is required under applicable law or regulation.

         10. Negotiations with Others. Each of ENTI and WeBeCD and their respective boards of directors agree that (with the exception of the capital-raising activities presently contemplated by WeBeCD and disclosed in paragraph 8, above) during the Due Diligence Period, neither they nor any of their respective affiliates, directors, representatives, employees or agents will (i) solicit, encourage or discuss a sale of all or any substantial part of the assets of their respective companies or a sale of any equity or debt security of their respective companies or any subsidiary, or any merger, consolidation, liquidation, dissolution, recapitalization, reorganization, or similar transaction involving their respective companies or any subsidiary with any other party (all of the foregoing are collectively referred to as "Transaction Proposals") or (ii) provide any information regarding their respective companies to any third party (other than information which is traditionally provided in the regular course of its business operations to third parties where such persons have no reason to believe that such information may be used to evaluate a Transaction Proposal). ENTI, WeBeCD and their respective boards of directors (and their respective affiliates, directors, representatives, employees and agents) will immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Transaction Proposal and will promptly notify the other party hereto if any Transaction Proposal, or any inquiry or contact with any person or any entity with respect thereto, is made.










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         11. Authority. Each of ENTI and WeBeCD hereby represents and warrants that it has the full power, legal right and authority to execute and deliver this Letter of Intent and to enter into the transactions contemplated herein.

         12. Expenses. Each party hereto shall be responsible for their own costs and expenses related relating to this Letter of Intent, the Stock Purchase Agreement and the transactions contemplated herein and therein.

         13. Termination. This Letter of Intent shall terminate (a) at the option of either ENTI or WeBeCD, upon written notice given to the other if the Stock Purchase Agreement shall not have been executed by WeBeCD and ENTI by the end of the Due Diligence Period, or (b) automatically upon the execution of the Stock Purchase Agreement. Notwithstanding the foregoing, it is specifically understood and agreed that (i) this Letter of Intent may be extended by mutual agreement of the parties hereto and (ii) if so extended, the provisions of paragraphs 7, 9, 10, and 11 shall remain in full force and effect.

         14. Amendments. This Letter of Intent may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. No party to this letter may assign any of its rights or obligations under this Letter of Intent without the prior written consent of the other party hereto.

         15. Counterparts. This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         16. Entire Agreement. This Letter of Intent constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         17. Scope of Letter. Upon execution and delivery of Letter of Intent, counsel for ENTI will prepare a formal and definitive Stock Purchase Agreement for the parties hereto containing appropriate terms and conditions as the parties may mutually agree upon. It is understood that: (i) this Letter of Intent is intended, and will be construed only, as a letter of intent summarizing and evidencing our discussions to the date hereof; (ii) this letter does not constitute a binding agreement nor does it constitute a binding agreement to enter into an agreement; provided however, that the terms and provisions set forth in paragraphs 7, 9, 10, and 11 hereof shall be binding as of the date hereof when this letter is executed and delivered by each party;
(iii) the terms and provisions of this letter shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law); and (iv) the respective rights and obligations of the parties hereto which remain to be defined shall be defined in the executed Stock Purchase










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March 28, 2000
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Agreement into which this Letter of Intent and all discussions prior to the date of such Stock Purchase Agreement will merge.

                  Please indicate your agreement and acceptance of the terms and conditions of this letter by executing this letter in the designated space below whereupon this letter shall constitute a letter of intent between the parties in accordance with the terms and provisions set forth herein. This offer will expire at 5:00 p.m. (EDST) on March __, 2000 unless earlier accepted as evidenced by your delivery to us of a fully executed copy of this Letter of Intent prior to such time.


                                    Very truly yours,

                                    ENTERTAINMENT INTERNATIONAL, LIMITED


                                    By: /s/ Louis J. Pearlman
                                        ------------------------
                                        Name: Louis J. Pearlman
                                        Title: President


ACCEPTED AND AGREED:

WEBECD, INC.


By: /s/ Robert Kelly
    -------------------
    Name:  Robert Kelly
    Title: President